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                                                               Exhibit 23(d)(xv)

                    AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT

     This AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT (the "Amendment") is effective as of February 19, 2007 by and between AIG SUNAMERICA ASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust, and FEDERATED INVESTMENT MANAGEMENT COMPANY, a Delaware statutory trust (each, as transferees to the rights and responsibilities of Federated Investment Counseling pursuant to that certain Amendment to Subadvisory Agreement effective as of May 1, 2004, a "Subadviser").

                                   WITNESSETH:

     WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

     WHEREAS, the Adviser and each Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended effective May 1, 2004, with respect to the Trust; pursuant to the Subadvisory Agreement, as amended, Federated Equity Management Company of Pennsylvania is Subadvisor with respect to the Federated American Leaders Portfolio of the Trust and the Telecom Utility Portfolio of the Trust, and Federated Investment Management Company is Subadvisor with respect to the Corporate Bond Portfolio of the Trust; and

     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below; and

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. The following new paragraph shall be added to the Subadvisory Agreement:

          18. CONFIDENTIALITY. Each Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship. Each Subadviser shall disclose such non-public information only (a) if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or (b) if such information is or hereafter otherwise is known by a Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others, becomes ascertainable from public or published

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     information or trade sources, or (c) if such disclosure is expressly permitted or required to be disclosed under applicable law, including at the request of applicable federal or state regulatory authorities, or self regulatory organizations, or (d) to the extent such disclosure is necessary to effect, administer, process or enforce a transaction for, or to maintain or service the Portfolio(s), including disclosures to employees of a Subadviser to carry out its duties on behalf of the Portfolio(s) as contemplated by this Agreement. Notwithstanding the foregoing, each Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

     2. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     3. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

     4. MISCELLANEOUS. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.


By: /s/ PETER A. HARBECK
    ---------------------------------
Name: Peter A. Harbeck
Title: President and
       Chief Executive Officer


FEDERATED EQUITY MANAGEMENT             FEDERATED INVESTMENT
COMPANY OF PENNSYLVANIA                 MANAGEMENT COMPANY


By: /s/ JOHN B. FISHER                  By: /s/ JOHN B. FISHER
    ---------------------------------       ------------------------------------
Name: John B. Fisher                    Name: John B. Fisher
Title: President/CEO                    Title: President /CEO


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